EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Integrated Electrical Services and MISCOR Group Announce

Signing of Merger Agreement

HOUSTON, TX and MASSILLON, OH – March 13, 2013 –Integrated Electrical Services, Inc. (NASDAQ: IESC) (“IES”) and MISCOR Group, Ltd. (OTCQB: MIGL) (“MISCOR”), today announced that IES Subsidiary Holdings, Inc., a wholly owned subsidiary of IES, has entered into a definitive merger agreement to acquire all of the outstanding common stock of MISCOR for an aggregate transaction value of approximately $24 million. For MISCOR shareholders, the per share consideration will be based upon MISCOR’s average daily debt balance over the 30-day period ending fifteen business days prior to the closing of the transaction. As of March 11, 2013, MISCOR’s unaudited average daily debt balance over the prior 30-day period was approximately $7.2 million. MISCOR anticipates that its debt balance at closing of the transaction will be between $6.5 and $5.5 million, which would yield consideration of between $1.48 and $1.57 per share, a 26 to 34 percent premium to MISCOR’s 60-day trading average. The price-per-share adjustment will be communicated to shareholders prior to the closing of the election period and is more fully described in the definitive merger agreement.

With annual revenues of approximately $50 million, MISCOR provides maintenance and repair services to industrial customers, including electric utility, wind power, transportation, energy, pulp and paper, steel and mining. It is engaged in both on-site and off-site electrical and mechanical repair and remanufacture of industrial equipment including electric motors, transformers, switchgear, magnets, overhead cranes and generators. MISCOR also manufactures and provides repair services for key components in large transportation related motors and engines. MISCOR has locations in Indiana, Alabama, Ohio, West Virginia, Maryland and California.

“We believe MISCOR’s electromechanical service offerings are an excellent strategic complement to our existing Industrial business,” commented James M. Lindstrom, Chairman and Chief Executive Officer of IES. He continued, “The transaction meets our prudent strategy and financial criteria for investments, increases our base of recurring revenues and is expected to accelerate the utilization of IES’ net operating loss tax carryforwards, creating value for all IES shareholders. Finally, the diversification of revenue and cash flow streams across multiple customer segments and geographies enhances our capability for further growth.”

Michael Moore, Chief Executive Officer of MISCOR said, “Partnering with IES will position us for continued growth and enable us to maximize the favorable opportunities we see ahead. We believe this transaction is in the best interest of and creates significant value for our shareholders, our employees and our customers. Although MISCOR will operate as a stand-alone subsidiary of IES, we expect to operate from a position of even greater strength by taking advantage of IES’ financial resources, nationwide presence, operational infrastructure and, most importantly, IES’ long-term commitment and investment philosophy.”

Additional Information About the Merger

The definitive agreement provides that each share of MISCOR common stock will, at the election of the shareholder, be converted into the right to receive, subject to the adjustment described above, either (i) a cash payment currently estimated to be between $1.48 and $1.57 per share, subject to adjustment based upon MISCOR’s average daily debt balance over the 30-day period ending with the fifteenth complete trading date prior to the closing date, with a minimum share price of $1.415 or (ii) shares of IES common stock having an equivalent value, based upon the volume-weighted average of the sale prices per share of IES common stock for 60 consecutive trading days (the “VWAP”) ending with the fifteenth complete trading date prior to the closing date, subject to a collar 20% above and 20% below the 60-day VWAP ending with the second complete trading day prior to the date of the merger agreement. For illustrative purposes, assuming an average daily debt balance for MISCOR of $6.0 million, the midpoint of the anticipated total debt range of MISCOR, and an IES VWAP of $5.03, which is based on IES’ VWAP as of March 11, 2013, MISCOR shareholders electing to receive IES common stock will receive 0.303 shares of IES common stock for each share of MISCOR common stock they hold. IES expects to use cash on hand and proceeds from debt financing to fund the acquisition. The transaction is expected to be accretive to IES’ earnings per share in 2013, net of acquisition costs.

Both IES and MISCOR expect to hold special meetings of their shareholders to consider and act upon the proposed transaction as promptly as practicable. Details regarding the record date for, and the date, time and place of, the special meetings will be included in a press release when finalized. In anticipation of the shareholders meeting, MISCOR and IES will mail to their shareholders a notice of the meeting and a proxy statement relating to the transaction and the vote to be taken at the meeting. The transaction is subject to the approval of the shareholders of both IES and MISCOR and the requirement that a majority of each company’s non-affiliated shareholders do not vote against the transaction, as well as other customary approvals.

The disinterested members of the board of directors of IES unanimously approved the merger agreement. MISCOR established a special committee of independent directors that approved the merger agreement and recommended approval of the merger agreement by the full board of directors. After receiving approval from the special committee, the disinterested members of the board of directors of MISCOR unanimously approved the merger agreement.

Stifel rendered a fairness opinion to the Board of Directors of IES, and Periculum Capital Company, LLC acted as a financial advisor to IES. Western Reserve Partners LLC acted as financial advisor to MISCOR on the transaction and rendered a fairness opinion to the Board of Directors of MISCOR.

About Integrated Electrical Services, Inc.

Integrated Electrical Services, Inc. is a leading national provider of electrical infrastructure services to the communications, commercial, industrial and residential markets. Our 2,500 employees serve clients throughout the United States. For more information about IES, please visit www.ies-corporate.com.

About MISCOR Group Ltd.

MISCOR, through its subsidiaries, provides electrical and mechanical solutions to customers both in the United States and abroad. The company operates in two segments, Industrial Services and Rail Services. For more information about MISCOR, please visit www.miscor.com.

Forward-Looking Statements

Information set forth in this press release contains “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which reflect IES’ and MISCOR’s expectations regarding future events. The forward-looking statements involve substantial risks and uncertainties that could significantly affect expected results, and actual future results and stockholder values of IES, MISCOR and the combined company could differ materially from those described in these statements. Such forward-looking statements include, but are not limited to, statements about the expected value of the merger consideration, the benefits of the business combination transaction involving IES and MISCOR, including future financial and operating results, accretion to IES’ earnings per share arising from the transaction, the expected amount and timing of cost savings and operating synergies, whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s business strategy, plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to consummate the merger; the inability to achieve, or difficulties and delays in achieving, synergies and cost savings relating to the merger; difficulties and delays in obtaining consents and approvals, including shareholder approvals, that are conditions to the completion of the merger; the ability of IES and MISCOR to enter into, and the terms of, future contracts; the impact of governmental laws and regulations; the adequacy of sources of liquidity; the ability of IES to retain certain employees key to the ongoing success of the combined company and the availability of other skilled personnel; the effect of litigation, claims and contingencies; the inability to carry out plans and strategies as expected; future capital expenditures and refurbishment, repair and upgrade costs; delays in refurbishment and upgrade projects; the sufficiency of funds for required capital expenditures, working capital and debt service; liabilities under laws and regulations protecting the environment; the impact of a material adverse effect on either company; and the impact of purchase accounting. Additional factors that may affect future results are contained in IES’ and MISCOR’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site http://www.sec.gov. IES and MISCOR disclaim any duty to update and revise statements contained in these materials based on new information or otherwise.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

Important Information for Investors and Security Holders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. IES and MISCOR will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of IES and MISCOR that also will constitute a prospectus of IES regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF IES AND MISCOR ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION

REGARDING IES, MISCOR AND THE PROPOSED TRANSACTION. A definitive joint proxy statement/prospectus will be sent to the holders of common stock of IES and MISCOR seeking their approval of the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by IES and MISCOR with the SEC at the SEC’s web site at www.sec.gov. You may also read and copy any reports, statements or other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for additional information on its public reference room

The joint proxy statement/prospectus and such other documents (relating to IES) may also be obtained from IES for free (when available) from IES’ web site at www.ies-corporate.com or by directing a request to: Integrated Electrical Services, Inc., 5433 Westheimer Road, Suite 500, Houston, Texas 77056, Attention: Investor Relations, or by phone at (713) 860-1500. The joint proxy statement/prospectus and such other documents (relating to MISCOR) may also be obtained from MISCOR for free (when available) from MISCOR’s web site at www.miscor.com or by directing a request to: MISCOR Group, Ltd., 800 Nave Rd., SE, Massillon, Ohio 44646, Attention: Investor Relations, or by phone at (330) 830-3500.

Participants in the Solicitation

IES, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from IES’ stockholders in connection with the proposed transaction. Information regarding such persons and a description of their interests in the proposed transaction will be contained in the joint proxy statement/prospectus when it is filed with the SEC.

MISCOR, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from MISCOR’s stockholders in connection with the proposed transaction. Information regarding such persons and a description of their interests in the proposed transaction will be contained in the joint proxy statement/prospectus when it is filed with the SEC.

Contacts:

James Lindstrom, CEO

Integrated Electrical Services, Inc.

203-992-1111

Phil Denning, ICR Inc.

phil.denning@icrinc.com

203-682-8246

Michael Moore, CEO

MISCOR Group, Ltd.

(330) 830-3501